Exhibit 10.1
PROFESSIONAL SERVICES AGREEMENT
THIS Agreement (the “Agreement”) is made this 11th day of July, 2007, (the “Effective Date”), by and between Resources Connection, LLC, doing business as Resources Global Professionals, with its principal place of business at 695 Town Center Drive, Suite 600, Costa Mesa, California 92626, for itself and on behalf of all entities wholly-owned by its parent, Resources Connection, Inc. (collectively “Resources”), and Universal Technical Institute, with its principal place of business located at 20410 North 19th Ave., Suite 200, Phoenix, AZ 85027 (“Client”), for Professional Services (“Services”) to be provided by Resources as more fully set forth in the annexed Statement(s) of Services.
Any Services requested subsequent to the Effective Date of the Agreement or individual amendments to the provisions herein, will be set forth in additional Statements of Services, which shall be agreed to and acknowledged, in writing, by both parties.
1.	Independent Contractor Status
Resources is an independent contractor of Client, and the persons provided hereunder by Resources to Client are Resources’ employees, or, in certain circumstances, independent contractors who have contracted with Resources (collectively, the “Professionals”). Resources will notify Client affirmatively in the applicable Statement of Services if such Professional is an independent contractor.
2.	Performance of Services
Resources will provide Client with Professionals to perform Services on a project or engagement basis. A Statement of Services will summarize the scope of the engagement and any special services provisions. Client is responsible for defining the scope and nature of the Services, providing overall direction to the Professionals, and managing the projects and engagements under this Agreement. As such, Client agrees to provide a safe working environment and all statutorily required meal and other break periods as well as reasonable working space and materials which may be necessary in connection with the performance of Services hereunder. The working papers prepared by Resources in connection with the performance of Services will be the property of Client. Resources’ Professionals shall not have the authority to act as an officer or director of Client or to represent or obligate Client in any manner. The Services will not constitute an engagement to provide independent audit or attestation services or result in the issuance of any written or oral communications by Resources to Client or to any third party constituting legal advice or expressing a conclusion or any form of assurance with respect to financial data or internal controls.
3.	Services Agreement
This is a services agreement. Resources warrants it will perform Services hereunder in good faith. Since Client shall direct and manage the Services provided hereunder, Resources makes no additional warranties, whether express, implied, statutory or otherwise, including, without limitation, warranties of merchantability, fitness for a particular purpose, quality, suitability or otherwise with respect to any Services performed by its Professionals in connection with the Agreement, except as set forth in Section 4 below.

4.	Representations and Warranties
Resources further represents and warrants as follows:
(a) Resources shall recruit, interview, qualify, select and hire or contract with the Professionals who shall provide the Services hereunder. As the employer, Resources will: (i) supply only individuals legally authorized to work in the United States; (ii) complete and maintain I-9 forms in compliance with the Immigration Reform and Control Act of 1986; (iii) conduct background checks to ensure its Professionals have no felony convictions during the seven years prior to employment by Resources, nationally and by county of residence; (iv) maintain all necessary personnel and payroll records for its Professionals; (v) calculate its employees wages and withhold applicable taxes, Social Security and other government-mandated charges; and (vi) remit such employment-related taxes and charges to the appropriate governmental entity.
(b) The Services will be performed using Professionals qualified and suitable to perform the Services requested. Resources’ Professionals have the capability, experience and means necessary to perform the Services contemplated by the Agreement. If such Services are not performed satisfactorily, Client shall notify Resources, within ten (10) days of Client’s determination of such unsatisfactory performance, to negotiate an appropriate credit, if any, of the fees incurred.
(c) Resources shall have sole responsibility to counsel, discipline, review, evaluate, set the pay rates of, and terminate its Professionals assigned to provide Services to Client.
(d) Resources will perform the Services in a diligent manner in accordance with accepted professional practices.
(e) Resources shall comply with all applicable federal, state, and local laws, rules, regulations, codes, ordinances and orders, including but not limited to all laws and regulations applicable to Resources’ Professionals. Resources and its Professionals have in effect and will maintain in effect all permits, licenses, and other authorizations necessary for the performance of the Services.

(f) Resources and its Professionals will observe Client’s rules as the same are made known to Resources, including without limitation, those rules involving health, safety, the environment, and security, when working at or around any of Client’s facilities.
(g) Resources, at the request of Client for any reason that is not unlawful, will remove any of its Professionals assigned to perform Services for Client. This in no way affects the right of Resources to assign and reassign its Professionals or, in its sole discretion as employer, to hire and/or terminate the employment of its employees.
5.	Mutual Indemnification
Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party and its agents, parent, affiliates and subsidiaries (the “Indemnified Party”) from and against any and all third party actions, losses, damages, claims, liabilities, costs or expenses (including, without limitation, court costs and reasonable legal and professional fees) arising out of or relating to the Agreement and based on any negligent act or omission or intentional misconduct of the Indemnifying Party or its agents that results in or causes: (a) bodily injury or death; (b) any destruction of or damage to tangible property, or loss of use resulting therefrom; or (c) any violation of any statute, ordinance or regulation, except to the extent finally determined to have resulted from the intentional misconduct or negligence of the Indemnified Party. The Indemnifying Party’s obligations hereunder are conditioned upon the Indemnified Party providing the Indemnifying Party with: (x) prompt written notification of the claim; (y) all reasonable information and assistance, at the Indemnifying Party’s expense, to defend or settle such a claim; and (z) sole control of the defense or settlement of such claim. The Indemnified Party reserves the right to retain counsel, at the Indemnified Party’s expense, and to participate in the defense and settlement of any such claim. The provisions of this paragraph shall survive the completion or termination of the Agreement.
6.	Limitations of Liability
Neither Resources nor Client shall be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs). The maximum total liability of each party, its agents, parent, affiliates, and subsidiaries, to the other for any actions, losses, damages, claims, liabilities, costs or expenses in any way arising out of or relating to the Agreement, shall not exceed the fees paid by Client to Resources hereunder for the portion of Resources’ Services or work product giving rise to such liability. The provisions of this paragraph shall survive the completion or termination of the Agreement.

7.	Confidentiality
Resources and its Professionals will preserve the confidential nature of information received from Client in accordance with Client’s established policies and practices, copies of which will be provided to Resources and acknowledged by each Professional performing Services for Client (or, if no such policies are provided by Client, with Resources’ written policies, a copy of which will be provided to Client upon request).
Client agrees that it will hold in a confidential manner any and all information obtained by it that contains private information about Resources or its employees including, but not limited to, social security numbers, regardless of whether such private information was obtained through Resources or through client’s own means.
Except as may be otherwise provided by Client’s policies or required by law, the obligations of confidentiality shall not apply to information which (i) is or becomes publicly available by means other than a breach hereof (including, without limitation, any information filed with any governmental agency and available to the public); (ii) is known to, or rightfully in the possession of, the recipient at the time of disclosure without breach or violation of any confidentiality agreement; (iii) thereafter becomes known to or comes into the possession of the recipient from a third party the recipient reasonably believes is not under any obligation of confidentiality to the disclosing party and is lawfully in the possession of such information; (iv) is developed by the recipient independently of any disclosures previously made by the disclosing party to the recipient; or (v) is required to be disclosed by order, or the process, of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure by the recipient the disclosing party is given reasonable advance notice of such order or legal process and an opportunity to object to such disclosure.
8.	Payment for Services
Fees for the Services provided hereunder are based on the billing rates set forth in the applicable Statement of Services. Client will reimburse Resources for actual expenses incurred by Resources’ Professionals in connection with the performance of Services. Fees and applicable expenses will be billed weekly, payable upon receipt of Resources’ invoices. If the Statement of Services provides for Client to pay a retainer prior to the commencement of Services, fees will not be billed against the retainer. Resources reserves the right to collect interest or other penalty from Client for promptly submitted invoices upon which payment is not received within thirty (30) days of Client’s receipt of such invoice. Specifically, Resources shall be entitled to a late charge of the lesser of (i) 1 1/2% per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Resources further reserves the right to withdraw all Professionals provided to Client and to cease performing Services hereunder if any invoice is not promptly paid when due.
If the Services requested are to be performed and/or invoiced outside the United States, the applicable Statement of Services will set forth alternative billing, payment and tax provisions.
9.	Taxes on the Purchase of Services
Client shall reimburse Resources, pay directly to the appropriate tax authority, or timely file a valid tax exemption certificate for all sales or use taxes legally imposed upon the transactions arising hereunder. All taxes due by Client shall become due when billed by Resources to Client, or when assessed, levied or billed by the appropriate taxing authority, even though such billing shall occur subsequent to expiration of the Agreement.

10.	Assignment and Delegation
Neither party shall assign or delegate the Agreement or any rights, duties or obligations hereunder without the express written consent of the other. Subject to the foregoing, the Agreement shall inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.
11.	Insurance
Resources is insured under the following polices and in the amounts listed below:

Policy Type	Limit	Limit terms
Workers’ Compensation or similar law	statutory	Each accident
Employer’s Liability	$1,000,000	Each accident
Commercial General Liability	$1,000,000	Per occurrence/$2,000,000 aggregate
Business Auto (non-owned, hired auto)	$1,000,000	Combined single limit
Professional Liability (professional services/internal consulting)	$10,000,000	Per claim,/aggregate/excess
Umbrella Liability (general liability, auto and employer’s liability)	$20,000,000	Per occurrence/ aggregate
Employee Dishonesty	$3,000,000	Per occurrence/aggregate
A Certificate of Insurance, naming the Client as an additional insured, will be provided upon request.
12.	Record Retention, Audits and Inspections
I.
Resources shall make all accounting, operational and business records, which are in Resources’ possession or under its control and which are necessary to verify the basis for all charges billed to Client hereunder, available for Client’s examination upon at least five (5) business days prior written notice, during Resources’ regular business hours, during the term of the Agreement and for a period of three (3) years after its termination.

13.	Non-Solicitation
Client, for itself and on behalf of its parent, subsidiaries and affiliates, agrees it will not hire or contract for services with, either directly or through a third party, any Professionals provided hereunder prior to the later of (i) one year after the Effective Date, or (ii) six months after the completion of such Professional’s engagement. In the event Client does so hire or contract with any such Professional in any capacity, Client agrees to pay Resources as a penalty and/or liquidated damages, a fee equal to 33% of such person’s annualized salary or contracted fee. The provisions of this paragraph shall survive the completion or termination of the Agreement.

14.	Non-Exclusive Rights
Nothing in the Agreement shall preclude or limit either party from independently acquiring or developing competitive products or services for itself or its clients or customers, or from providing competitive products or services to its clients or customers, so long as such party does not breach the obligations it has assumed hereunder, including the confidentiality obligations, or otherwise violate the rights of the other party.
15.	Termination of the Agreement
The Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party; provided, however, the Confidentiality, Non-Solicitation, Records Retention, Audit and Inspection, Mutual Indemnification and Limitation on Liability, and Taxes on the Purchase of Services provisions shall survive indefinitely the termination of the Agreement.
16.	Acceptance
By accepting the Services of Resources’ Professionals hereunder, Client is deemed to have consented to the material terms set forth herein.
17.	Modifications
The terms of the Agreement may be modified only by a writing signed by both parties.
18.	Notice
Any notice required to be given hereunder shall be delivered personally or sent by telecopy, overnight courier or first class mail, postage prepaid, to the following address:
To Resources:
Resources Global Professionals 695 Town Center Drive, Suite 600 Costa Mesa, CA 92626 Attn: Legal Department Fax: 714-428-6010
To Client:
Universal Technical Institute, Inc.
20410 North 19th Ave., Suite 200
Phoenix, AZ 85027
Attn: Jennifer Haslip
19.	Waiver
No waiver of or failure to enforce any term of the Agreement or Statement of Services shall affect or limit a party’s right thereafter to enforce and compel strict compliance with every term thereof.

20.	Headings
The headings herein are for the purposes of convenience and ready reference only and shall not be deemed to expand or limit the particular sections to which they pertain.
21.	Severability
In the event any part of the Agreement shall be judged invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof.
22.	Entire Agreement
The Agreement and the Statement(s) of Services attached hereto represent the entire understanding between the parties. In the event of any conflict between the terms of the Agreement and any Statement of Services, the terms of the governing Statement of Services shall control.
23.	Governing Law
The validity, construction, enforcement, and interpretation of the Agreement shall be governed by the substantive laws of the State of California.

IN WITNESS WHEREOF, the parties hereto do hereby execute the Agreement as of the Effective Date.
Resources Global Professionals
By: /s/ Matthew Hatfield
Name: Matthew Hatfield
Title: Managing Director
Date: July 11, 2007
Universal Technical Institute
By: /s/ Thomas Riggs
Name: Thomas Riggs
Title: SVP, People Services
Date: January 29, 2008

Resources Global Professionals
Statement of Services
Engagement Number 84851

Resources Entity	Resources Global Professionals

Client Company Name and Address (for billing purposes)	Universal Technical Institute 20410 North 19th Ave. Suite 200 Phoenix, AZ 85027

Date of Related Agreement	July 11, 2007

Client Contact	Kimberly McWaters President & Chief Executive Officer

Billing Contact	Kimberly McWaters

A. Description and Scope of Engagement	Associate will serve as Interim CFO, while working under the direction of the CEO.

Client agrees to indemnify and hold harmless Resources and the Associate assigned hereunder from and against any and all actions, losses, damages, claims, liabilities, costs or expenses (including, without limitation, court costs and reasonable legal and professional fees) arising out of or relating to this engagement.

Client further warrants that it has obtained errors and omissions insurance naming Resources Global Professionals and such Eugene Putnam as additional insureds.

Engagement Length	Approximately 3 months, or as needed.

Client agrees to provide Resources with 10 business day’ notice of the termination of this Statement of Services except for termination due to unsatisfactory performance. In the event this Statement of Service is terminated for unsatisfactory performance, each party agrees to work with the other to identify an appropriate course of remediation,

Associate Assigned	Eugene Putnam

Start Date	01/28/08

Non-Solicitation	As more fully set forth in the related agreement, Client will not hire the associate provided hereunder prior to the later of (i) one year from the Effective Date, or (ii) six months after completion of this project. If Client so hires the associate, Client will pay Resources a penalty or damages fee of 40% of the associate’s annualized salary or contracted fee.

Billing Rate and Instructions	$ 275.00 per hour

$ 412.50 for each hour over 40 per week.

If Client requires the Associate to travel for business purposes related to this project, travel costs will be billed as follows:

$ 137.50 for each travel hour

Expenses billed to the client: ☑ ALL ☐ NONE ☐ OTHER

Any applicable taxes, fees and expenses will be billed weekly, payable upon receipt of each invoice.

The associate will comply with all provisions of Universal Technical Institute’s corporate Travel Policy.

The rates listed above are subject to review should the scope of the engagement change significantly or should the engagement extend beyond one year from its commencement.
On behalf of Resources:
/s/ Matt Hatfield
Matt Hatfield
Managing Director, Phoenix
January 25, 2008
On behalf of Client:
Signature: /s/ Kimberly McWaters
Print Name: Kimberly McWaters
Title: President/CEO
Date: February 11, 2008